Filed pursuant to Rule 424(b)(3)
Registration No. 333-183602

PROSPECTUS SUPPLEMENT NO. 4
To Prospectus dated September 13, 2012

OvaScience, Inc.

7,630,683 Shares of Common Stock

This prospectus supplement no. 4 supplements the prospectus dated September 13, 2012, relating to the offering and resale by the selling stockholders of up to 7,630,683 shares of common stock, par value $0.001 per share. These shares were privately issued to the selling stockholders in connection with private placement transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on December 7, 2012.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto.  This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is presently quoted for trading on the OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system under the symbol “OVSC”.  On December 6, 2012, the closing price of our common stock, as quoted on the OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system, was $8.34 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 7, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 5, 2012

OvaScience, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54647	45-1472564
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 240, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 500-2802

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

On December 5, 2012, OvaScience, Inc., a Delaware corporation (the “Company”) and Michelle Dipp, M.D., Ph.D. entered into a Letter Agreement with respect to Dr. Dipp’s employment as President and Chief Executive Officer of the Company.  Pursuant to the terms of the Letter Agreement, Dr. Dipp received restricted stock unit awards representing (i) the right to receive 128,205 shares of common stock, $0.001 par value per share (the “Common Stock”) of the Company, which will vest quarterly over a two year period and (ii) the right to receive 64,103 shares of Common Stock, which will vest annually over a two year period upon meeting certain performance-based vesting conditions.

The Company also granted to Dr. Dipp a stock option to purchase 339,313 shares of Common Stock, which will vest quarterly over a four year period.

The stock option grant and time-based restricted stock unit award are in lieu of cash compensation and will become immediately vested upon a change in control of the Company.  Dr. Dipp will be entitled to a lump sum cash gross-up payment for any excise tax incurred in connection with a change of control to the extent such excise tax is related to the equity grants provided for in the Letter Agreement.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.

Date: December 7, 2012	By:	/s/ Christopher Bleck
Christopher Bleck
Chief Operating Officer

3